Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	LHA
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer	@LHA_IR_PR
(858) 314-5708

For Immediate Release

SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

2011 fourth quarter revenues of $42.6 million grew 65% over prior year period

2011 revenues totaled $118.8 million with net income of $4.7 million or $0.07 per diluted share

SAN DIEGO (March 5, 2012) – Santarus, Inc. (NASDAQ: SNTS) today reported financial and operating results for the three and 12 month periods ended December 31, 2011.

Key financial results for the fourth quarter of 2011 include:

•	Total revenues increased 65% to $42.6 million from $25.9 million for the fourth quarter of 2010

•	Net income was $1.9 million, or $0.03 per diluted share, compared with a net loss of $2.1 million, or $0.03 per share, for the fourth quarter of 2010

•	Cash, cash equivalents and short-term investments as of December 31, 2011 were $58.6 million

Business Highlights

Recent business highlights include the following:

•

Entered into a settlement agreement with Lupin Ltd. and its subsidiary, Lupin Pharmaceuticals, Inc., granting Lupin the right to begin selling a generic version of GLUMETZA® (metformin hydrochloride extended release tablets) on February 1, 2016, or earlier under certain circumstances. The settlement agreement is subject to review by the U.S. Department of Justice and the Federal Trade Commission, as well as entry by the U.S. District Court for the Northern District of California of an order dismissing the litigation.

•

Announced in February the U.S. Food and Drug Administration (FDA) acceptance for review of the company’s New Drug Application (NDA) for UCERIS™ (budesonide) tablets 9 mg for the induction of remission of mild to moderate active ulcerative colitis. Santarus expects the FDA will complete its review or otherwise respond to the UCERIS NDA by October 16, 2012.

•

Initiated patient enrollment in a Phase IIIb clinical study with UCERIS to evaluate whether there is an incremental benefit in remission rate when UCERIS 9 mg is added to current oral aminosalicylate (5-ASA) therapy for patients with mild to moderate active ulcerative colitis not adequately controlled on background 5-ASA therapy.

•

Presented new safety and efficacy data from an eight-week open-label study with UCERIS 9 mg in patients with mild or moderate active ulcerative colitis at the Crohn’s & Colitis Foundation’s Clinical & Research Conference 2011 Advances in Inflammatory Bowel Diseases.

•

Reported retrospective analyses of integrated efficacy data and immuno-safety data from placebo-controlled and open-label clinical studies of our investigational pipeline drug RHUCIN® (recombinant human C1 inhibitor, or C1INH) in patients with hereditary angioedema. The data were presented in two oral presentations at the 2011 Biennial Meeting of the World Allergy Congress.

•	Completed expansion of sales force to 150 sales representatives, providing for more effective targeted promotion of our marketed products.

•	In February, began promotion of FENOGLIDE® (fenofibrate) tablets 40 mg and 120 mg, an FDA-approved product for the treatment of high cholesterol.

•	Increased revolving line of credit with Comerica Bank from $25 million to $35 million with improved terms and extended the maturity to February 2015.

“Our strong fourth quarter financial performance caps a year of significant accomplishments, including a return to profitability while maintaining a solid cash position,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Our outlook for 2012 is for revenue of approximately $200 million, which represents an increase of 68% over 2011. We also expect improved profits even with the inclusion of success-based milestone expenses. We believe Santarus is well positioned for future growth with an attractive portfolio of commercial products and a robust pipeline of investigational drugs focused on specialty markets.”

He added, “We are pleased with the recently announced GLUMETZA settlement, which we believe provides us time to grow the GLUMETZA brand as we advance our development pipeline.”

Fourth Quarter 2011 Financial Results

Total revenues for the fourth quarter of 2011 increased to $42.6 million from $25.9 million for the fourth quarter of 2010 as indicated below (millions of dollars):

	Three Months Ended		Increase
	December 31,		(Decrease)
	2011	2010
Product sales, net
GLUMETZA	$28.5	$—	$28.5
ZEGERID[1]	9.4	16.6	(7.2)
CYCLOSET	3.8	0.7	3.1

Total product sales, net	41.7	17.3	24.4
Other revenue[2]	0.9	8.6	(7.7)

Total revenues	$42.6	$25.9	$16.7

[1]	Includes ZEGERID brand and authorized generic
[2]	Other revenue included $7.7 million of GLUMETZA promotion revenue in the fourth quarter of 2010

Net income for the fourth quarter of 2011 was $1.9 million, or $0.03 per diluted share, compared with a net loss of $2.1 million, or $0.03 per share, for the fourth quarter of 2010.

The cost of product sales was $3.3 million, or approximately 8% of net product sales, for the fourth quarter of 2011, compared with $1.2 million, or approximately 7% of net product sales, for the fourth quarter of 2010.

License fees and royalties of $10.3 million for the fourth quarter of 2011 was primarily comprised of royalties on GLUMETZA net sales under the restructured commercialization agreement signed in August 2011, the gross margin split on CYCLOSET net sales, and royalties on ZEGERID net sales. License fees and royalties of $7.3 million for the fourth quarter of 2010 was primarily comprised of $2.7 million for a UCERIS clinical milestone, $2.7 million related to a GLUMETZA sales milestone and royalties on ZEGERID net sales.

Research and development (R&D) expenses were $7.4 million for the fourth quarter of 2011, compared with $3.4 million for the fourth quarter of 2010. The increase in R&D expenses was primarily attributable to costs associated with the UCERIS NDA submission and start-up costs associated with the UCERIS Phase IIIb clinical study, as well as costs associated with the SAN-300 Phase I program and increased R&D headcount.

Selling, general and administrative (SG&A) expenses were $19.5 million for the fourth quarter of 2011, compared with $16.1 million for the fourth quarter of 2010. The increase in SG&A expenses was primarily due to increases in legal fees, compensation and benefits, offset in part by a reduction in CYCLOSET advertising and promotion costs.

Full Year 2011 Financial Results

Total revenues for 2011 were $118.8 million, compared with $125.4 million for 2010. The decrease in total revenues was primarily due to reduced net sales of ZEGERID products as a result of generic competition, offset in part by increases in sales of GLUMETZA and CYCLOSET.

Net income for 2011 was $4.7 million, or $0.07 per diluted share, compared with a net loss for 2010 of $18.5 million, or $0.31 per share.

As of December 31, 2011, Santarus had cash, cash equivalents and short-term investments of $58.6 million, compared with $60.8 million as of December 31, 2010. The net decrease in cash resulted primarily from an $11 million upfront fee paid in December 2011 under an agreement to commercialize FENOGLIDE in the U.S. and changes in operating assets and liabilities, offset in part by net income for 2011, adjusted for non-cash charges.

Financial Outlook for 2012

Santarus is increasing its adjusted EBITDA guidance and affirming the balance of the financial guidance for 2012 provided in the company’s business update conference call on December 22, 2011, as follows:

•	Total revenues of approximately $200 million, an increase of approximately 68% over 2011 total revenues.

•

License fee expenses will include a $4 million regulatory milestone in the first quarter of 2012 paid upon FDA acceptance of the UCERIS NDA for review. The milestone was paid in Santarus common stock as requested by Cosmo Technologies Limited under the terms of the license agreement for UCERIS. Santarus also assumes that license fee expenses will include a $10 million milestone payable to Pharming Group NV upon successful completion of the ongoing Phase III clinical study for RHUCIN in treating acute attacks of hereditary angioedema.

•

R&D expenses of approximately $30 million to $32 million, approximately half of which will be for expenses associated with the UCERIS Phase IIIb clinical study. Completion of enrollment in the UCERIS Phase IIIb clinical study is expected in the first half of 2013.

•	Net income of approximately $8 million to $11 million, which includes the impact of $14 million of expenses from the aforementioned success-based milestones.

•

The estimate for adjusted earnings before interest, tax, depreciation and amortization (EBITDA) has been increased to approximately $24 million to $29 million based on paying the UCERIS regulatory milestone in Santarus common stock rather than cash.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted EBITDA as a key operating metric. Adjusted EBITDA is a non-GAAP financial measure. The company believes that the presentation of this non-GAAP financial measure provides useful supplementary information to and facilitates additional analysis by investors. The company uses this non-GAAP financial measure in connection with its own budgeting and planning. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Set forth below is a table reconciling the adjusted EBITDA to the company’s GAAP net income guidance for the year ending December 31, 2012.

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

Guidance for the Year Ending December 31, 2012

($ in millions)

GAAP net income	$8 - $11
Interest (income) expense	0 - 1
Income tax expense	1
Depreciation and amortization	6
Stock-based compensation	5 - 6
Stock issuance for regulatory milestone	4

Adjusted EBITDA	$24 - $29

Conference Call

Santarus will hold an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers, and entering reservation code 47532384. The live conference call also will be available via the Internet by visiting the Investor Relations section of www.santarus.com. A recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol.

Santarus has a diverse product development pipeline. In December 2011, the company submitted an NDA to the FDA for UCERIS™ (budesonide) tablets for induction of remission of mild to moderate active ulcerative colitis. The pipeline also includes two late-stage investigational drugs: RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, both of which are being evaluated in Phase III clinical studies. In addition, the company’s investigational monoclonal antibody, SAN-300, is being evaluated in a Phase I clinical program. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated financial results, the impact of the recently announced GLUMETZA settlement, the timing for FDA review of the UCERIS NDA, the completion of enrollment in the RHUCIN Phase III clinical study and potential to achieve a related success-based milestone and the timing of completion of enrollment in the UCERIS Phase IIIb clinical study.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate sales of its brand products; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; whether Santarus obtains regulatory approval for UCERIS in a timely manner or at all; Santarus’ ability to maintain patent protection for its products and risks associated with ongoing patent litigation; risks related to the GLUMETZA settlement agreement, including any legal or regulatory challenge to the settlement agreement by the U.S. Department of Justice and/or the Federal Trade Commission, and the outcome of any such challenge; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE®, UCERIS™, and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents and short-term investments	$58,608	$60,797
Accounts receivable, net	20,274	7,156
Inventories, net	5,129	3,025
Prepaid expenses and other current assets	3,714	6,092

Total current assets	87,725	77,070
Long-term restricted cash	1,050	1,300
Property and equipment, net	578	774
Intangible assets, net	21,787	13,980
Goodwill	2,913	2,913

Total assets	$114,053	$96,037

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$35,413	$29,310
Allowance for product returns	13,895	13,450

Total current liabilities	49,308	42,760
Deferred revenue, less current portion	2,163	2,635
Long-term debt	10,000	10,000
Other long-term liabilities	2,494	2,659
Total stockholders’ equity	50,088	37,983

Total liabilities and stockholders’ equity	$114,053	$96,037

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Product sales, net	$41,665	$17,322	$88,153	$90,170
Promotion revenue	—	7,650	27,339	31,365
Royalty revenue	887	882	3,295	3,571
Other license revenue	—	—	—	245

Total revenues	42,552	25,854	118,787	125,351
Costs and expenses:
Cost of product sales	3,255	1,160	8,852	7,715
License fees and royalties	10,277	7,272	17,898	28,576
Research and development	7,420	3,447	18,383	17,431
Selling, general and administrative	19,483	16,117	68,229	82,581
Restructuring charges	—	(176)	—	7,082

Total costs and expenses	40,435	27,820	113,362	143,385

Income (loss) from operations	2,117	(1,966)	5,425	(18,034)
Other income (expense):
Interest income	(1)	12	15	80
Interest expense	(117)	(116)	(459)	(461)

Total other income (expense)	(118)	(104)	(444)	(381)

Income (loss) before income taxes	1,999	(2,070)	4,981	(18,415)
Income tax expense	83	(6)	312	59

Net income (loss)	$1,916	$(2,064)	$4,669	$(18,474)

Net income (loss) per share:
Basic	$0.03	$(0.03)	$0.08	$(0.31)

Diluted	$0.03	$(0.03)	$0.07	$(0.31)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	60,941,657	59,488,634	60,531,259	58,734,397
Diluted	63,272,065	59,488,634	62,814,561	58,734,397

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